ccar

Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Alexis I. Rieger, has authorized and designated
Thomas Peeney, Brian F. Hurley and
Waheed Olowa to execute and file on the undersigned?s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership or transactions in securities of Center Coast Brookfield MLP & Energy Infrastructure Fund and Center Coast Brookfield Core MLP Fund I, LLC
(the ?Funds?).  The authority of Thomas Peeney,
Brian F. Hurley and Waheed Olowa under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned?s ownership or transactions in securities of the Fund, unless earlier revoked in writing. The undersigned acknowledges that Thomas Peeney, Brian F. Hurley and
Waheed Olowa are not assuming, nor is the Fund assuming, any of the undersigned?s responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



Date: February 6th , 2018


/s/ Alexis I. Rieger
______________________

Alexis I. Rieger